Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

FitLife Brands, Inc.

Omaha, Nebraska

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of FitLife Brands, Inc. (the “Company”) of our reports dated October 13, 2022, with respect to (1) the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended and the related notes and (2) the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes, which reports appear in the December 31, 2021 annual report on Form 10-K and December 31, 2020 annual report on Form 10-K/A. The Registration Statement is in connection with the Company’s 2019 Omnibus Equity Incentive Plan.

Our report on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 refers to our audit of the adjustments that were applied to restate the 2020 and 2019 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

March 24, 2023